December 19, 2005

BOARD OF DIRECTORS

SOVEREIGN EXPLORATION ASSOCIATES

INTERNATIONAL, INC.

RE:    RESIGNATION

Dear Fellow Board Members:

The undersigned, David Bryant, currently a member of the Board of Sovereigns Exploration Associates International, Inc., a Utah corporation, submits this as my letter of resignation and I do therefore resign from the Board of the Company.

I am resiging to take another position due to a change in management.  I have no disagreements with the Board, the auditors or any of the officers of the Company regarding accounting issues or any other respect which would require disclosure.

I hereby consent to attachment of a conformed copy of this resignation to a Form 8K.

                                                                                                Sincerely,

                                                                                                /s/ David Bryant

                                                                                                David Bryant